RAINBOW LAKE
OPTION AND JOINT VENTURE AGREEMENT

Made as of June 18, 2004

Between

FALCONBRIDGE LIMITED

and

DONNER MINERALS LTD.

RECITALS
SECTION 1. - INTERPRETATION.
1.1   Definitions
(a)   Act
(b)   Affiliate
(c)   Agreement
(d)   Assessment Work
(e)   Area of Interest
(f)   Commercial Production
(g)   Direct Project Costs
(h)   Expenditures
(i)   Feasibility Study
(j)   Joint Venture
(k)   Joint Venture Assets
(l)   Joint Venture Interest
(m)   Lien
(n)   Management Committee
(o)   Mining Operations
(p)   Net Smelter Returns
(q)   Operator
(r)   Option
(s)   Option Period
(t)   Party and Parties
(u)   Program
(v)   Property
(x)   Property Owner
(y)   Representative
(z)   Royalty
(aa)   Royalty Holder
(bb)   Working Right
(cc)   Inuit Owned Lands (IOL)
1.2   Extended Meanings
1.3   Headings
1.4   Severability
1.5   Entire Agreement
1.6   Time
1.7   Governing Law
1.8   Statutory References
1.9   Schedules
SECTION 2. - REPRESENTATIONS AND WARRANTIES.
2.1   Representations and Warranties of Falconbridge
(a)   Subsisting Corporation
(b)   Corporate Power
(c)   Due Authorization
(d)   Due Execution
(e)   Properly Staked
(f)   Ownership of Property
(g)   Good Standing of Property
(h)   No Encumbrances
(i)   No Third Party Rights
(j)   Residency
(k)   Claims
(l)   Data
2.2   Representations and Warranties of Donner
(a)   Subsisting Corporation
(b)   Corporate Power
(c)   Due Authorization
(d)   Due Execution
2.3   Indemnity
SECTION 3. - OPTION.
3.1   Grant of Option
3.2   Expenditures
3.3   Cash Calls
3.4   Lapse, Termination or Abandonment
3.5   Earning of Interest in the Property
3.6   Demobilization
SECTION 4. - COVENANTS OF FALCONBRIDGE.
4.1   Delivery of Documents
4.2   No Liens
4.3   Maintenance of Property
4.4   Reports
4.5   Access
SECTION 5. - ENVIRONMENTAL ACKNOWLEDGMENT
5.1   Environmental Obligations
SECTION 6 - MANAGEMENT COMMITTEE.
SECTION 7 - THE JOINT VENTURE.
7.1   Formation of Joint Venture
SECTION 8. - DEVELOPMENT AND OPERATING AGREEMENT
SECTION 9. - THE ROYALTY
9.1   Grant of Net Smelter Returns Royalty
SECTION 10. - CONFIDENTIALITY
SECTION 11. - ARBITRATION
11.1   Scope
11.2   Notice of Arbitration
11.3   Arbitrators
11.4   Powers of Arbitrator
11.5   Arbitration Procedure
11.6   Law Applicable to the Arbitration
11.7   Language of Arbitration
11.8   Awards and Appeal
11.9   Costs of Arbitration
11.10   Rules
11.11   Condition Precedent
SECTION 12. - AREA OF INTEREST
12.1   Area of Interest
12.2   Under the Area of Interest of this Agreement
SECTION 13. - GENERAL
13.1   No Obligations
13.2   Right of First Refusal
13.3   Assignment and Benefit of Agreement
13.4   Notwithstanding…
13.5   Independent Legal Advice
13.6   Government Assistance
13.7   Further Assurances
13.8   Waivers
13.9   Amendments
13.10   Force Majeure
13.11   Notice
13.12   Payments
13.13   GST
SCHEDULE A - DESCRIPTION OF THE PROPERTY
SCHEDULE B - MAP
SCHEDULE C - JOINT VENTURE TERMS - Index included
SCHEDULE D - ROYALTY TERMS

OPTION AND JOINT VENTURE AGREEMENT

This Agreement is made as of June 18, 2004 between

FALCONBRIDGE LIMITED, a corporation existing under the laws of Ontario ("Falconbridge"),

and

DONNER MINERALS LTD., a corporation existing under the laws of British Columbia ("Donner").

RECITALS

A.   Falconbridge recently staked 20 mineral claims in the Rainbow Lake area, Nunavut, as described in Schedule A (the "Property"). For illustrative purposes and as a matter of convenience only and without in any way affecting the meaning of "Property", Schedule B sets out in an approximate manner the location of the Property.

    B.    Falconbridge has agreed to grant to Donner: (1) the exclusive right to enter upon the Property and to conduct Mining Operations; and (2) an option to acquire a 50% undivided interest in the Property in which event a Joint Venture shall automatically be formed between the parties, in accordance with the terms of this Agreement.

    C.    Falconbridge and Donner have agreed that any new properties staked or acquired within the Area of Interest shall be added to the meaning of Property in accordance with section 12 if the non-acquiring Party so elects.

For valuable consideration, the parties agree as follows.

SECTION 1. - INTERPRETATION.

1.1   Definitions. In this Agreement, the following terms have the meanings set out below.

(a)   Act means the Territorial Lands Act and the Canada Mining Regulations thereunder.

(b)   Affiliate has the meaning given to that term in the Securities Act (Ontario).

(c)   Agreement means this Agreement, including the recitals and the Schedules, all as amended, from time to time.

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(d)   Assessment Work means work performed with respect to the Property as prescribed in the Act.

(e)   Area of Interest means the area described in section 12 and defined under Schedule A.

(f)   Commercial Production means, and is deemed to have been achieved, when the concentrator processing ores, for other than testing purposes, has operated for a period of 30 consecutive production days at an average rate of not less than 60% of design capacity or, if a concentrator is not erected on the Property, when ores have been produced for a period of 30 consecutive production days at the rate of not less than 60% of the mining rate specified in a feasibility study that was used for the decision to place the Property in commercial production.

(g)   Direct Project Costs means all direct charges, costs or expenditures (other than the indirect charge for general administrative services and overhead expenses referred to in paragraph 1.1(h) hereof) and all capital charges, expenditures or costs incurred on or in connection with Mining Operations and shall, without limiting the generality of the foregoing, include the cost of all work actually carried out in connection with Mining Operations hereunder (including pre-production work, surface and underground exploration and development work, driving adits, raises and drifting and shaft sinking) as well as the cost of metallurgical and/or engineering work required to ensure adequate recoveries of metals contained in the minerals, ores and concentrates produced or derived from the Property. In addition, Direct Project Costs shall include the costs of all of the Operator's technical personnel who may, from time to time, provide services with respect to the Property. Such costs shall be charged out at rates normal to the industry and on the basis of the time actually spent by such personnel on projects related to Mining Operations.

(h)   Expenditures means all direct and indirect charges, expenses and costs of, or incidental to, Mining Operations, including the indirect charges for the provision of general administrative services and overhead expenses in the amounts set out in this section 1.1(h):

(1)   at any time before the formation of the Joint Venture, for carrying out Mining Operations, 10% of the Direct Project Costs involved in the Mining Operations (the “Administration Charges”);

(2)   at any time after the formation of the Joint Venture,

      i)   for carrying out Mining Operations (but excluding third party contract work and contracts with respect to capital expenditures), 15% of Direct Project Costs involved in the Mining Operations;

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ii)   for third party contract work, 5% of the Direct Project Costs involved in the contracted work; and

iii)   for contracts with respect to capital expenditures, 3% of the Direct Project Costs involved in such capital expenses.

(i)   Feasibility Study means a report prepared to analyze whether a commercially viable orebody exists, in a form and of a scope that is generally acceptable to reputable financial institutions that provide financing to the mining industry. If the Feasibility Study is carried out by Falconbridge, the form and scope shall be no less comprehensive than that which would be required by an independent internationally recognized consulting group.

(j)   Joint Venture means the exploration joint venture which is formed pursuant to section 7.

(k)   Joint Venture Assets means, after the formation of the Joint Venture, the Property and all other assets of the Joint Venture.

(l)   Joint Venture Interest means the percentage undivided interest of each of Donner and Falconbridge in the Joint Venture, which interest shall, at all times, correspond with and represent their respective percentage undivided interest in the Property and vice versa.

(m)   Lien means any lien, security interest, mortgage, charge, encumbrance, hypothec or other claim of a third party, whether registered or unregistered, and whether arising by agreement, statute or otherwise.

(n)   Management Committee means the committee established by the parties on the formation of the Joint Venture as described in section 3 of Schedule C and, for purposes of the Option Period under section 6.1, formed upon execution of this Agreement.

(o)   Mining Operations means every kind of work done on or in respect of the Property, by or on behalf of Donner (and after the formation of the Joint Venture, by the Operator). Mining Operations include:

(1)   carrying out, or causing to be carried out, line cutting, geophysical, geochemical and geological surveys, library research, report preparation, studies, mapping, assaying and metallurgical testing, investigating, drilling, examining, equipping, improving, surveying, trenching, shaft-sinking, raising, crosscutting and drifting the Property, searching for, digging, trucking, sampling, working and procuring ores, bringing mining lands to lease or patent and keeping the same in good standing, obtaining mineral properties or exploration, development, mining or other licenses, permits or mining claims and maintaining same in good standing, and in doing all other exploration, development, pre-production, mining or reclamation work;

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(2)   paying wages, salaries and benefits of individuals engaged in such work and in supplying food, lodging, transportation and other reasonable needs of such individuals;

(3)   paying insurance premiums and assessments or premiums for workers' compensation insurance, contributions for unemployment insurance or other pay allowances or benefits customarily paid in the district to such individuals;

(4)   making payments in respect of exploration permits, leases, licenses, mining claims, taxes, rates, assessments or other governmental charges in connection with the Property;

(5)   purchasing, leasing or renting plant, buildings, machinery, tools, appliances, equipment or supplies or incurring other capital expenses, and in installing, erecting, detaching or removing any such assets on or from the Property; and

(6)   managing or supervising any work which is done in respect of the Property or in any other respects necessary or desirable, in the opinion of Donner, or after the formation of the Joint Venture, in the opinion of the Operator.

(p)   Net Smelter Returns is defined in Schedule D.

(q)   Operator means the party responsible for carrying out, or causing to be carried out, all Mining Operations and other work in respect of the Property during the Option and Joint Venture. Falconbridge shall be the Operator during the Option Period and after the formation of any Joint Venture in accordance with Schedule C so long at its continues to hold at least a 50% Joint Venture Interest.

(r)   Option means the option granted to Donner by Falconbridge in accordance with section 3.1.

(s)   Option Period means the duration of the Option as set out in section 3.1.

(t)   Party and Parties means the parties to this Agreement.

(u)   Program means a written description, prepared by the Operator, outlining all Mining Operations which the Operator contemplates carrying out.

(v)   Property means the property described in the first recital and on Schedule A, as amended from time to time.

(x)   Property Owner is defined in section 9.1.

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(y)   Representative means the individual appointed from time to time by a party to act as such party's representative on the Management Committee.

(z)   Royalty means the royalty given to a party as provided in section 9.1.

(aa)   Royalty Holder is defined in section 9.1.

(bb)   Working Right is defined in section 3.1.

(cc)   Inuit Owned Lands (IOL) means any lands in Nunavut in which the Inuit hold surface rights only (Type 1 category lands) or surface and mineral rights (Type 2 category lands) and that are administered by Nunavut Tunngavik Incorporated (“NTI”).

1.2   Extended Meanings. Unless otherwise specified, words importing the singular include the plural and vice versa. The term "including" means "including, without limitation."

1.3   Headings. The division of this Agreement into sections and the insertion of headings are for convenience of reference only and are not to affect the construction or interpretation of this Agreement.

1.4   Severability. If any term of this Agreement is or becomes illegal, invalid or unenforceable, that term shall not affect the legality, validity or enforceability of the remaining terms of this Agreement.

1.5   Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein and supersedes all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or verbal.

1.6   Time. For every provision in this Agreement, time is of the essence.

1.7   Governing Law. This Agreement shall be governed by and shall be construed and interpreted in accordance with the laws of Ontario and the laws of Canada applicable in Ontario.

1.8   Statutory References. Each reference to a statute in this Agreement includes the regulations made under that statute, as amended or re-enacted from time to time.

1.9   Schedules. The following Schedules are attached to and form part of this Agreement:

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Schedule	Description

Schedule A	Description of the Property
Schedule B	Map
Schedule C	Joint Venture Terms
Schedule D	Royalty Terms

SECTION 2. - REPRESENTATIONS AND WARRANTIES.

2.1   Representations and Warranties of Falconbridge. Falconbridge represents and warrants to Donner as at the date of this Agreement as follows.

(a)   Subsisting Corporation. Falconbridge is a corporation duly incorporated and organized and validly existing under the Business Corporations Act (Ontario).

(b)   Corporate Power. Falconbridge has full corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. Falconbridge is qualified to carry on business in Nunavut.

(c)   Due Authorization. Falconbridge has been duly authorized to enter into, and to carry out its obligations under, this Agreement. No obligation of Falconbridge in this Agreement conflicts with or will result in the breach of any term in:

(1)   the articles or by-laws of Falconbridge; or

(2)   any other agreement or binding commitment of Falconbridge.

(d)   Due Execution. Falconbridge has duly executed and delivered this Agreement, which binds Falconbridge in accordance with its terms.

(e)   Properly Staked. The Property has been validly located, staked, tagged and recorded in accordance in with the Act and all other applicable legislation and regulations. There are no unstaked portions of open ground within the Property. The Property is properly and accurately described in Schedule A.

(f)   Ownership of Property. Falconbridge is the sole recorded and beneficial owner of the Property granted and held pursuant to the Act.

(g)   Good Standing of Property. The Property is in good standing under the laws of Nunavut and shall remain in good standing until at least May 1, 2006.

(h)   No Encumbrances. The Property, and Falconbridge's interest in the Property, are free and clear of all Liens.

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(i)   No Third Party Rights. There are no outstanding agreements or options to acquire or purchase the Property or any part thereof or interest therein. No individual, corporation or other entity has any royalty or other interest whatsoever in production or profits from the Property or any part thereof.

(j)   Residency. Falconbridge is not a non-resident for the purposes of section 116 of the Income Tax Act (Canada).

(k)   Claims. Falconbridge is not aware of any other adverse claim against, or challenge to, the ownership of, or title to, the Property or Falconbridge’s interest in the Property.

(l)   Data Falconbridge has made available to Donner all material, technical information and data in respect of the Property.

2.2   Representations and Warranties of Donner. Donner represents and warrants to Falconbridge as at the date of this Agreement as follows.

(a)   Subsisting Corporation. Donner is a corporation duly incorporated and organized and validly existing under the Business Corporations Act (British Columbia).

(b)   Corporate Power. Donner has full corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. Donner is qualified to carry on business in Nunavut, and has extra provincial registration in Nunavut.

(c)   Due Authorization. Donner has been duly authorized to enter into, and to carry out its obligations under, this Agreement. No obligation of Donner in this Agreement conflicts with or will result in the breach of any term in:

(1)   the articles or by-laws of Donner; or

(2)   any other agreement or binding commitment of Donner.

(d)   Due Execution. Donner has duly executed and delivered this Agreement, which binds Donner in accordance with its terms.

2.3   Indemnity. Each party's representations and warranties set out in section 2.1 and 2.2 have been relied on by the other party in entering into this Agreement and shall survive the execution and delivery of this Agreement. Each party shall indemnify and hold harmless the other party from any loss, cost, expense, claim or damage, including legal fees and disbursements, suffered or incurred by the other party at any time as a result of any misrepresentation or breach of warranty arising under this Agreement.

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SECTION 3. - OPTION.

3.1   Grant of Option. Falconbridge hereby grants to Donner the irrevocable option during the period from the date of this Agreement up to and including December 31, 2006, to become the owner of a 50% undivided interest in all or such part of the Property as Donner may elect, including a 50% undivided interest of any interest acquired by Falconbridge in any IOL lands under section 12.2 (the "Option"), subject to the 15% bump-up right of Falconbridge.

3.2   Expenditures. In order to maintain the Option in good standing, Donner shall provide funding to incur the following Expenditures on the Property and within the Area of Interest, including staking costs incurred in 2004:

1)in the amount of at least One Million Five Hundred Thousand Dollars ($1,500,000) and in addition the Administration Charges on or before December 31, 2004, such amount to be a firm and irrevocable commitment ("Firm Commitment") of this Agreement, failing which it shall pay any outstanding amount to Falconbridge in cash. Donner shall reimburse Falconbridge for its actual acquisition costs of the Property, such costs to be included in the Firm Commitment Expenditures.

2)in the aggregate amount of at least Three Million Dollars ($3,000,000) including all Administration Charges including that under 3.2(1))on or before December 31, 2005;

3)in the aggregate amount of at least Four Million Five Hundred Thousand Dollars ($4,500,000) including all Administration Charges on or before December 31, 2006.

These Expenditures may be accelerated and applied to future years’ Expenditures, and accordingly at Donner’s election the Option may be exercised sooner. If, in a given period in section 3.2, Donner fails to fund sufficient Expenditures, Donner will nevertheless be deemed to have satisfied section 3.2, if Donner pays Falconbridge an amount which is equal to the difference between Donner’s actual Expenditures and the amount set out in the applicable section relating to such given period in section 3.2.

3.3Cash Calls. Within fifteen (15) days of signing the Agreement, Donner shall pay to Falconbridge the amount of One Million Five Hundred Thousand Dollars ($1,500,000) in order to provide funding to incur Expenditures described in subsection 3.2 (1), such payment to be a Firm Commitment of this Agreement. Thereafter, as Operator, Falconbridge shall submit a cash call invoice to Donner up to 90 days prior to each three month period in which Expenditures are to be incurred, setting out the estimated Expenditures for such quarter. Falconbridge may also submit other invoices relating to reconciliations, bills, accounts, or other requests for payment in respect of any Expenditures made by Falconbridge in accordance with this Agreement. Within 30 days of receipt of such invoice, Donner shall pay Falconbridge the invoice amount. For greater certainty, in the event Donner fails to make full payment to Falconbridge pursuant to this section 3.3, the Option shall terminate in accordance with section 3.4. Falconbridge shall not be obligated to expend any funds not provided by Donner.

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3.4   Lapse, Termination or Abandonment.

(a)   Donner may, after the Firm Commitment has been met and provided all commitments pursuant to section 4.3 have been satisfied,

(i)   allow the Option to lapse at any time in respect of the entire Property by failing to fund Expenditures in accordance with section 3.2;

(ii)   terminate the Option in respect to all or part of the Property at any time by delivering a written notice to Falconbridge terminating the Option in respect of all of the Property;

(b)   If Donner makes an election pursuant to section 3.4(a)(i) or to terminate with respect to all of the Property pursuant to section 3.4(a)(ii) then the Agreement will terminate:

(i)   effective the date following the due date for making such Expenditure; or

(ii)   on the date of the notice of termination.

(c)   If Donner makes an election pursuant to section 3.4(a)(i) or (ii) then Donner must:
(i)   surrender the Property by returning any transfers held in trust or, if the Property is recorded in Donner’s name, deliver a transfer of the Property, or the applicable part thereof, to Falconbridge and Falconbridge shall promptly register such transfer;

(ii)   ensure the Property, or the applicable part thereof, is:

(1)   in material compliance with all laws and regulations then in force which affect the state or condition that the Property, or the applicable part thereof is required to be maintained in; and

  (2)   free of all Liens arising directly from an action or failure to act of Donner.

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Thereupon Donner shall have no further liability or obligation to Falconbridge in respect of the Property, or the applicable part(s) thereof.

3.5   Earning of Interest in the Property. If, on or before December 31, 2006, Donner has funded the Expenditures referred to in section 3.2 hereof aggregating at least Four Million Five Hundred Thousand Dollars ($4,500,000), Donner shall have the option, exercisable by giving reasonable written notice to Falconbridge, to become the owner of a 50% undivided interest in the Property subject to Falconbridge’s right to elect to bump-up by a 15% interest in section 6 of Schedule C.

3.6   Demobilization. During the Option, Donner agrees that should the Parties elect to demobilize the project at the end of the first field season and the Firm Commitment has been completed through Expenditures in the field, then the demobilization costs will be borne by Donner in addition to the Firm Commitment. In each subsequent year of the earn-in, demobilization will form part of the work program budget proposed by the Operator unless the parties mutually agree in writing to waive demobilization. In such event, should demobilization occur after the initial budget is spent, then Donner will bear the cost. Notwithstanding the above, either Party may elect not to demobilize the camp. In such case, the party that so elects will assume all costs for the demobilization. During the Option, any costs related to the demobilization can be applied towards Expenditures.

In the event that a Joint Venture is formed, demobilization will form part of each Program and budget until such time as the parties mutually agree to waive demobilization. In the event that demobilization occurs after a Program and budget has been completed, then the Parties will assume the cost of demobilization, provided that either Party can elect not to demobilize the camp. In such case, the Party that so elects will assume all costs for the demobilization.

SECTION 4. - COVENANTS OF FALCONBRIDGE.

4.1   Delivery of Documents. Upon the execution of this Agreement at the request of Donner, Falconbridge shall deliver, or cause to be delivered, to Donner a short memorandum of agreement with respect to this Agreement, in form and substance acceptable to Donner, for registration or recording by Donner against title to some or all of the Property, as Donner so desires.

4.2   No Liens. Falconbridge shall not, without obtaining the prior written consent of Donner, create, or permit to remain, any Liens upon the Property or Falconbridge's interest in this Agreement where such Lien results from an action or failure to act of Falconbridge.

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4.3   Maintenance of Property. During the Option Period, Falconbridge shall pay all applicable taxes, rates, assessments and other similar governmental charges lawfully levied or assessed against the Property on behalf of Donner, such payments to be included as Expenditures of Donner under Section 3.

4.4   Reports. The Operator shall provide the non-operator with brief monthly summary technical reports while active programs are carried out on the Property, and copies of all assessment reports submitted to the Nunavut government and an annual non-interpretive summary report regarding operator’s Mining Operations and a statement of Expenditures. Such report shall include all material exploration results. The Operator shall also notify the non-operator immediately of all significant results. Notwithstanding the foregoing, if Donner is in default under this Agreement, Falconbridge shall not be required to provide any such information or reports to Donner until such default is remedied.

4.5   Access. Donner shall have access to the Property, at Donner’s sole risk and expense, during normal working hours for the purpose of examining the Mining Operations so long as such access shall not materially interfere with or impair Falconbridge's Mining Operations.

SECTION 5. - ENVIRONMENTAL ACKNOWLEDGMENT.

5.1.   Environmental Obligations.

      It is understood and agreed that the Property is being optioned to Donner "as is". Donner acknowledges that it has not relied on any representations by Falconbridge concerning the environmental condition of the Property.

SECTION 6. – MANAGEMENT COMMITTEE.

6.1    Section 3, section 4 and section 5.1 of the Joint Venture terms relating to the formation and operation of a Management Committee, set out in Schedule C, shall apply mutatis mutandis during the Option Period.

SECTION 7. - THE JOINT VENTURE.

7.1   Formation of Joint Venture. If Donner exercises the Option as set out in section 3.5, then the Joint Venture will be automatically formed between Donner and Falconbridge with respect to the Property in accordance with the terms set out in Schedule C. The Property shall automatically become a Joint Venture Asset. It is envisaged that more than one Joint Venture may be formed for separate parts of the Property and the Joint Venture terms shall apply to each separate Joint Venture.

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SECTION 8. - DEVELOPMENT AND OPERATING AGREEMENT.

8.1   If the results of Mining Operations conducted on the Property indicate that further mine development work and exploration are warranted, the Parties hereto contemplate that they may wish to enter into a more detailed development and operating agreement in respect of developing and exploiting the Property or any part(s) thereof and bringing same into production, all based on the terms and conditions set out in this Agreement.

SECTION 9. - THE ROYALTY.

9.1   Grant of Net Smelter Returns Royalty. After the Option is exercised, if Donner or Falconbridge becomes the owner of a 100% interest in the Property under this Agreement (the "Property Owner"), the Property Owner shall grant and pay annually to the other party (the "Royalty Holder"), if and when the Property or any part thereof is put into Commercial Production by the Property Owner, a 1.0% Net Smelter Returns royalty derived from Mining Operations conducted by the Property Owner (the "Royalty"). The Royalty shall be calculated and paid in accordance with this section 9.1 and Schedule D.

     For greater certainty, unless expressly stated in any NTI agreement refer to in 12.2, the Royalty shall only apply to a Party’s Participating Interest in the Property and not to any interest held by NTI. Furthermore any royalty payable to NTI shall be a deduction from any Royalty payment hereunder.

SECTION 10. - CONFIDENTIALITY.

10.1   All matters concerning the contents of this Agreement, the Joint Venture, and the Property shall be treated as and kept confidential by the Parties hereto and there shall be no public release of any information concerning Mining Operations by either Party without the prior written consent of the other Party, such consent not to be unreasonably withheld; provided, however, that, if in the opinion of counsel for any Party, such Party must disclose any matter concerning the content of this Agreement, the Joint Venture or the Property by reason of any requirement of securities laws or other applicable laws or regulations, the other Party shall be given reasonable advance notice and an opportunity to comment on the content thereof. Falconbridge shall be entitled to review and comment on Donner’s press releases for a period of at least one full business day prior to their issuance.

     Notwithstanding the foregoing the Parties are entitled to disclose confidential information to prospective investors or lenders, who shall be required to keep all such confidential information confidential.

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SECTION 11 - ARBITRATION.

11.1   Scope. Subject to the terms of this section 11, all disputes between the Parties in respect of this Agreement, whether arising before or after the expiration of any term of this Agreement (including any dispute as to whether an issue is arbitrable) shall be referred to arbitration under the Arbitration Act, 1991 (Ontario).

11.2   Notice of Arbitration. A Party desiring arbitration under this Agreement shall give a notice of arbitration to the other Party containing a concise description of the matter submitted for arbitration.

11.3   Arbitrators.

(a)   Number. There shall be one arbitrator.

(b)   Qualifications. The arbitrator shall be a suitably qualified person who is experienced in the Canadian mining industry and who is knowledgeable about mining exploration and development in Canada.

(c)    Appointment. Within 10 days after a Party gives a notice of arbitration referred to in section 11.2, the Parties shall jointly appoint an arbitrator. If the Parties fail to appoint an arbitrator within that time, the arbitrator shall be designated by a judge of the Ontario Court (General Division).

11.4   Powers of Arbitrator. The arbitrator may determine all questions of law and jurisdiction (including questions as to whether a dispute is arbitrable) and all matters of procedure relating to the arbitration. The arbitrator shall have the right to grant legal and equitable relief (including injunctive relief) and to award costs (including legal fees and the costs of the arbitration) and interest.

11.5   Arbitration Procedure. The arbitration shall take place in the City of Toronto at such place and time as the arbitrator may fix. No later than 20 business days after hearing the representations and evidence of the Parties, the arbitrator shall make his or her determination in writing and deliver one copy to each of the Parties.

11.6    Law Applicable to the Arbitration. The law applicable to the arbitration shall be the law of Ontario and the laws of Canada applicable in Ontario.

11.7   Language of Arbitration. The arbitration proceedings shall be conducted in the English language.

11.8   Awards and Appeal. The written decision of the arbitrator shall be final and binding upon the Parties in respect of all matters relating to the arbitration, the procedure, the conduct of the Parties during the proceedings and the final determination of the issues in the arbitration. There shall be no appeal from the determination of the arbitrator to any court under the Arbitration Act, 1991 (Ontario). Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.

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11.9   Costs of Arbitration. The costs of any arbitration shall be borne by the Parties in the manner specified by the arbitrator in his or her determination.

11.10   Rules. Insofar as they do not conflict with the terms of this section 11.10, the rules for the conduct of arbitration of the Arbitrators' Institute of Canada Inc. in effect at the date of commencement of any arbitration held shall be applicable to the arbitration, and the arbitrator shall have jurisdiction to take such action and make such orders as are contemplated in such rules.

11.11   Condition Precedent. Submission to arbitration under this section 11 shall be a condition precedent to bringing any action with respect to this Agreement.

SECTION 12. - AREA OF INTEREST.

12.1   Area of Interest. If either Party acquires, directly or indirectly, any interest in any property which is all or partly within an area of interest, as described in coordinates identified in Schedule A (the “Area of Interest”) and shown for illustrative purposes only on a map attached hereto as Schedule B, the acquiring Party must disclose this acquisition (including all costs) promptly to the other Party. The other Party will then have 30 days to elect to make that portion of the property which is within such Area of Interest part of the Property. During the Option Period, if the other party elects to include such portion as part of the Property, the acquisition costs shall be paid by Donner and shall be credited to its earn-in Expenditures. During the Joint Venture, each party shall pay acquisition costs in proportion to its Joint Venture Interest if the parties elect to include such new property as part of the Property. If the other Party fails to make such election or payment within such 30 day period, such property shall not form part of the Property. The Area of Interest shall expire six months after the term of this Agreement. Should Donner withdraw from the Agreement, the Area of Interest will immediately terminate, provided that Donner shall be prohibited from making any acquisition in the Area of Interest for a period of six months after withdrawal.

12.2   Under the Area of Interest of this Agreement, Inuit Owned Lands (“IOL”) type two lands may be acquired by Falconbridge through the negotiation of agreements with Nunavut Tunngavik Incorporated (“NTI”).  In any such case, prior to Falconbridge entering into negotiations with NTI, it shall consult with Donner and Donner shall have 10 days after such consultation to elect in writing whether it wishes to participate and following such election, to have the subject IOL area of lands included as Property should Falconbridge be successful in concluding an agreement with NTI under terms acceptable to Donner. Falconbridge shall make every reasonable effort to avoid including committed expenditures within an NTI agreement.  Should Donner elect to participate:

14

(a)   the IOL lands will be included under the terms of this Agreement and Donner shall participate at its proportion of Participating Interest.

  (b)    During an IOL option, all expenditures and payments made in connection with the NTI and
        IOL lands shall be included as Expenditures under this Agreement.

        (c)    Should Donner elect to participate in an NTI agreement and a component of that agreement is committed expenditures then,
    In the first year of this Agreement, any committed expenditures under any NTI agreement will be included under the Firm Commitment expenditures under this Agreement.
    If committed expenditures arise under any NTI agreement after Donner has met its Firm Commitment under this Agreement, then by electing to participate in an IOL agreement, Donner so commits the additional funds in addition to the Firm Commitment. These funds will qualify under Donner’s earn-in requirements or its Participating Interest as the case may be.

  (d)    Any expenditures under an agreement with NTI that are committed expenditures shall be advanced from Donner to Falconbridge for the year in which they occur through a specific
        Cash Call in advance of signing a definitive agreement with NTI.

        (e)   Upon the formation of a Joint Venture, any obligations under a NTI agreement shall be funded in accordance with Participating Interests.

  In the event that Donner elected to participate in an NTI agreement and the Option is terminated prior to any firm commitments on expenditures or payments under NTI agreements being fully satisfied, notwithstanding that Donner shall no longer have any interest in the Property, except for the NTI lands under agreement, Donner shall pay to Falconbridge upon termination an amount equal to the outstanding amount of firm expenditures or payments that would be due and payable under NTI agreements on or before December 31, 2006.  (For greater certainty, if the Option is terminated in the first year of the Agreement, any payment due under section 3.2(1) shall credited to the payment due under this section).

  In the event that Donner elects not to participate in the acquisition of the IOL area of lands, Falconbridge shall be entitled to proceed to acquire such area of lands on its own account and behalf without any obligation to Donner and such land shall be excluded from the meaning of Property and Area of Interest.

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  SECTION 13. - GENERAL.

  13.1   No Obligations. No term of this Agreement and no act or omission of Donner shall oblige Donner:

  (a)   to fund any Expenditure referred to in section 3.2 other than the Firm Commitment and any commitments including costs arising under section 3.6, under section 4.3 or under section 12.2;

  (b)   to exercise the Option;

  (c)   to bring the Property, or any part thereof, into Commercial Production; or

  (d)   to take any action, other than those actions expressly required by this Agreement.

  13.2   Right of First Refusal. During the Option Period, Falconbridge, and once the Joint Venture is exercised and provided Donner has at least a 50% Joint Venture Interest, Donner as well, has the right of first refusal to purchase all or any part of the other party's interest in the Property or under this Agreement, including a party's Joint Venture Interest or Royalty interest. If Donner or Falconbridge (the "Offeror") wishes to sell, or receives any good faith offer which the Offeror is prepared to accept to purchase, all or any part of such interest (the "Offered Interest"), the Offeror shall give written notice to the other party (the "Offeree") of all the material terms of such proposed sale (the "Sale Terms"). The Sale Terms must contain a sale price stated in cash. The Offeree shall then have 30 days, calculated from the date of receipt of the notice by the Offeror, within which to elect to purchase the Offered Interest on terms not less favourable to the Offeree than the terms contained in the Sale Terms. If the Offeree does not make an election within such 30 day period, the Offeree shall be deemed to have elected not to purchase the Offered Interest. If the Offeree does not elect to purchase the Offered Interest, then the Offeror may sell the Offered Interest to any good faith third party on terms no more favourable to such third party than the terms contained in the Sale Terms within the 45 day period immediately following the Offeree's 30 day election period. If the Offeror does not complete the sale of the Offered Interest within such 45 day sale period, then the Offeree shall once again have the right of first refusal to purchase all or any part of the Offered Interest not sold by the Offeror. Notwithstanding any term in this section 13.2, no party with a Royalty interest has any rights under this section 13.2, including the right to be the Offeree. For greater certainty, the right of first refusal shall not apply to a corporate merger, consolidation, amalgamation or reorganization of a Party, provided the surviving entity will assume the right, obligations and liabilities of such Party.

  13.3   Assignment and Benefit of Agreement. Notwithstanding section 13.2, Donner may not assign this Agreement or any rights hereunder or in the Property without the prior written consent of Falconbridge, such consent not to be unreasonably withheld, except that Donner may assign this Agreement to an affiliate (as that term is defined in the Business Corporations Act (Ontario)) by delivering notice to that effect to Falconbridge. Any assignee must agree in writing to be bound by the terms of this Agreement. Any such assignment to such an affiliate shall not release the assigning party from any liability under this Agreement. This Agreement enures to the benefit of and binds the parties and their respective successors and permitted assigns.

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  13.4   Notwithstanding any other term in this Agreement, during the Option Period Falconbridge may assign, without the consent of Donner, this Agreement (including all of Falconbridge's rights and obligations) if the purchaser delivers to Donner a written undertaking of the purchasing party to be bound by the terms of the Agreement relating to Falconbridge. Upon such an assignment, Falconbridge shall be relieved of all its obligations under this Agreement. Once Donner has exercised the option and has at least a 50% Joint Venture Interest, section 13.3 shall apply to Falconbridge as well, notwithstanding this section.

  13.5   Independent Legal Advice. Donner acknowledges that Falconbridge advised Donner to seek independent legal advice in respect of this Agreement. Donner has either obtained such advice or waived its right to obtain such advice. Donner acknowledges that Donner has received no legal advice from Falconbridge's legal counsel.

  13.6   Government Assistance. Any grant or other form of governmental financial assistance received by a Party with respect to Mining Operations shall be shared by the Parties, in the proportion of their respective Expenditures at the time that such grant or financial assistance applies.

  13.7   Further Assurances. Each party shall from time to time promptly execute and deliver all further documents and take all further action reasonably necessary or desirable to give effect to the terms and intent of this Agreement.

  13.8   Waivers. No waiver of any term of this Agreement by a party is binding unless such waiver is in writing and signed by the party entitled to grant such waiver. No failure to exercise, and no delay in exercising, any right or remedy under this Agreement shall be deemed to be a waiver of that right or remedy. No waiver of any breach of any term of this Agreement shall be deemed to be a waiver of any subsequent breach of that term.

  13.9   Amendments. No amendment, supplement or restatement of any term of this Agreement is binding unless it is in writing and signed by each party.

  13.10   Force Majeure. Notwithstanding any term in this Agreement, if a party is at any time delayed from carrying out any action under this Agreement due to circumstances beyond the reasonable control of such party (aside from circumstances arising from the financial difficulty of such party), acting diligently, the period of any such delay shall be excluded in computing, and shall extend, the time within which such party may exercise its rights and/or perform its obligations under this Agreement.

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  13.11   Notice. Any notice or other communication required or permitted to be given under this Agreement must be in writing and shall be effectively given if delivered personally or by overnight courier or if sent by fax, addressed in the case of notice to Donner or Falconbridge, as the case may be, as follows:

FALCONBRIDGE LIMITED Suite 200 181 Bay Street Toronto ON M5J 2T3 Attention: Secretary Fax No.: 416-982-7490	DONNER MINERALS LTD. 3rd Floor 157 Alexander Street Vancouver, BC V6A 1B8 Attention: President Tel.: 604-683-0564 Fax: 604-602-9311

with a copy to:
FALCONBRIDGE LIMITED (Exploration) 3296, Avenue Francis-Hugues Laval, Quebec H7L 5A7 Attention: Exploration Manager, Nickel Fax Number: 514-668-2929

  Any notice or other communication so given is deemed conclusively to have been given and received on the day of delivery when so personally delivered, on the day following the sending thereof by overnight courier, and on the same date when faxed (unless the notice is sent after 4:00 p.m. (Toronto time) or on a day which is not a business day, in which case the fax will be deemed to have been given and received on the business day after transmission. Either party may change any particulars of its name, address, contact individual or fax number for notice by notice to the other party in the manner set out in this section 13.11. Neither party shall prevent, hinder or delay or attempt to prevent, hinder or delay the service on that party of a notice or other communication relating to this Agreement.

  13.12   Payments. Any payment made under this Agreement from one party to the other may be made by cheque, electronic funds transfer, wire transfer or by personal delivery or overnight courier to the appropriate address set out in section 13.11.

  13.13   GST. At the request of the Operator, the Parties shall promptly execute all documents and take all other actions required to make (and file, if necessary) the election referred to in section 273 of the Excise Tax Act (Canada), with a view to authorizing the Operator to pay, from time to time, on behalf of the other Party, all taxes which relate to the Joint Venture and which may become due and payable under part IX of the Excise Tax Act (Canada). This section 13.13 shall apply, with such changes as are required in the circumstances, in respect of any similar applicable provincial legislation.

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  The parties have duly executed this Agreement.

FALCONBRIDGE LIMITED
By:

Authorized Signing Representative
By:

Authorized Signing Representative
DONNER MINERALS LTD.
By:

Authorized Signing Representative
By:

Authorized Signing Representative

  SCHEDULE A - DESCRIPTION OF THE PROPERTY

  THE “PROPERTY”
  Table 1: Rainbow Claims

Claim_Name	Claim_Number	Staked_Date	Date_Recorded	Area_Ha

RNB01	67515	1-May-04		1024

RNB02	67516	1-May-04		1024

RNB03	67517	1-May-04		1024

RNB04	67518	2-May-04		1024

RNB05	67519	2-May-04		1024

RNB06	67520	2-May-04		1024

RNB07	67521	3-May-04		1024

RNB08	67522	3-May-04		1024

RNB09	67523	3-May-04		1024

RNB10	67504	1-May-04		1024

RNB11	67505	1-May-04		1024

RNB12	67506	1-May-04		1024

RNB13	67507	2-May-04		912

RNB14	67508	2-May-04		886

RNB15	67509	2-May-04		670

RNB16	67510	2-May-04		1017

RNB17	67511	3-May-04		1004

RNB18	67512	3-May-04		851

RNB19	67513	3-May-04		215

RNB20	67532	3-May-04		135

			Total Area (hectares)	17,978

  Table 2: Area of Interest (NAD 83 Datum, UTM Zone 14)

ID	NAD83_UTM_Xm	NAD83_UTM_Ym

1	650053.09	6911835.48

2	668124.13	6913388.07

3	681611.37	6871785.5

4	631721.93	6825151.3

5	512438.11	6756229.56

6	458877.7	6756381.67

7	458565.26	6824183.3

8	517661.73	6824398.99

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  SCHEDULE B - MAP

  Map 1: Rainbow Claims Staked May 1st – 3rd, 2004
  [Graphic]

2

  Map 2: Rainbow Project – Area if Interest, May 2004
  [Graphic]

INDEX : SCHEDULE C	JOINT VENTURE TERMS

SECTION 1 - RELATIONSHIP OF PARTIES	1

SECTION 2 - CALCULATION OF JOINT VENTURE INTERESTS
2.1Initial Calculation ………………………………………………………….	1
2.2Non-Participation ………………………………………………………….	1
2.3Calculation on Ongoing Basis ……………………………………………..	1
2.4Extinguishing Joint Venture Interest ………………………………………	2
2.5Bump-Up Right.	2

SECTION 3 - MANAGEMENT COMMITTEE
3.1Establishment ……………………………………………………………..	2
3.2Powers and Obligations ……………………………………………………	2
3.3Calling of Meetings ………………………………………………………..	2
3.4Attendance at Meeting by Phone …………………………………………..	2
3.5Quorum at Meetings ……………………………………………………….	3
3.6Secretary of Meetings ……………………………………………………..	3
3.7Making Decisions ………………………………………………………….	3
3.8Consent of Management Committee Required …………………………….	3

SECTION 4 - THE OPERATOR, ITS POWERS AND OBLIGATIONS
4.1Initial Operator …………………………………………………………….	4
4.2Resignation and Replacement ………………………………………………	4
4.3Powers and Obligations ……………………………………………………	5
4.4Accuracy of Information …………………………………………………..	6
4.5Emergencies ………………………………………………………………	7
4.6Contingency Fund …………………………………………………………	7

SECTION 5 – PROGRAMS
5.1Contents of Program ……………………………………………………….	7
5.2Election by non-Operator ………………………………………………….	7
5.3Expenditures Made Proportionately ……………………………………….	8
5.4Payments to Operator ……………………………………………………..	8
5.5Failure to Participate ………………………………………………………	8
5.6Failure to Make Payment by non-Operator ………………………………..	8
5.7Failure to Spend at Least 80% of Budget ………………………………….	9
5.8Expenditures More Than 20% Above Budget …………………………….	9
5.9Return of Surplus Monies …………………………………………………	9
5.10Failure to Submit Program to Management Committee ……………………	9
SECTION 6 -FALCONBRIDGE'S BUMP-UP RIGHT	10
SECTION 7 - DEALING WITH AFFILIATES	9

SECTION 8 - USE OF SURPLUS JOINT VENTURE ASSETS	10

SECTION 9 - DISPOSITION OF SURPLUS JOINT VENTURE ASSETS	10

SECTION 10 - INSURANCE PROCEEDS	10

SECTION 11 - SETTLEMENT PAYMENTS	10

SECTION 12 - LIABILITY OF OPERATOR	11

SECTION 13 - NO PARTITION

SECTION 14 - NO RESTRICTION ON OTHER ACTIVITIES

SECTION 15 – TERMINATION

SECTION 16 - WITHDRAWAL FROM JOINT VENTURE
16.1 Right of Withdrawal and Mechanics ……………………………………….
16.2 Right of Remaining Party to Withdraw ……………………………………

SECTION 17 - TREATMENT FACILITIES …………………………………………..

  SCHEDULE C- JOINT VENTURE TERMS

  SECTION 1. - RELATIONSHIP OF PARTIES.

  The relationship of the Parties in the Joint Venture shall not be, and shall not be construed to be, a partnership relationship, an agency or legal representative relationship or a fiduciary relationship. Except as otherwise expressly provided in this Agreement, the rights, privileges, powers, duties, liabilities and obligations of the Parties shall be as joint venturers and shall be several and not joint or joint and several.

  The Parties acknowledge and agree that separate Joint Ventures shall be formed in the event Falconbridge exercises its 15% bump-up right in respect of a portion of the Property or in respect of any Property held under a NTI agreement., where NTI exercises a back-in right or where a Party so elects in the event the management committee decides to proceed with the commercial development of a portion of the Property.

  SECTION 2. - CALCULATION OF JOINT VENTURE INTERESTS.

  2.1   Initial Calculation. On the date that the Joint Venture is formed, Donner and Falconbridge are deemed to have made the following initial Expenditures:

	Falconbridge	Donner	Total

Deemed Expenditures:	$ 4,950,000	$ 4,950,000	$ 9,900,000

Joint Venture Interest	50%	50%	100%

  2.2   Non-Participation. If the non-Operator elects not to participate in any Program or fails to notify the Operator of its election within the said sixty (60) day period referred to in paragraph 5.2 hereof (in which event the non-Operator shall be deemed to have elected not to participate in and contribute its proportionate share of Expenditures), its undivided Joint Venture Interest shall abate in favour of the Operator in the ratio that its actual and deemed Expenditures in the Joint Venture is of the total actual and deemed Expenditures of both Parties.

  2.3   Calculation on Ongoing Basis. Donner's and Falconbridge's, as the case may be, Joint Venture Interest, calculated at any time and from time to time, shall be determined in accordance with the formula:

1

  A =   B x 100%, where
     C

  (a)   A is Donner's or Falconbridge's, as the case may be, Joint Venture Interest;

  (b)   B is an amount equal to Donner's or Falconbridge's, as the case may be, deemed Expenditures under section 2.1 of this Schedule C, plus all of Donner's or Falconbridge's, as the case may be, Expenditures made after the formation of the Joint Venture; and

  (c)   C is an amount equal to the Parties' total deemed Expenditures under section 2.1 of this Schedule C plus all of the Parties' Expenditures made after the formation of the Joint Venture.

  2.4   Extinguishing Joint Venture Interest. If Donner's or Falconbridge's Joint Venture Interest is reduced to 10% or less, then Donner's or Falconbridge's, as the case may be, Joint Venture Interest shall be automatically extinguished and converted to the Royalty, if the Property is brought into Commercial Production by Donner or Falconbridge, as the case may be. The Joint Venture is automatically terminated upon such conversion, and the surviving Party shall become the sole owner of a 100% interest in the Property (subject to any terms and conditions of a NTI agreement including lesser ownership interest).

  2.5   A separate Project Area Joint Venture shall be formed in respect of any portion of the    Property (“Project Area”) that is subject to:

  (a)   Falconbridge’s election to exercise its rights to acquire an additional 15% interest in a Project Area under section 6;

  (b)   NTI electing to back-in for a undivided 20% or other interest in respect of IOL lands under a NTI agreement; and/or

  (c)   a decision by the Management Committee to proceed with commercial development of a Project Area.

  2.6   The area of Property pertaining to such Project Area shall be removed from the meaning of Property of the Joint Venture and provisions of this Schedule C shall apply mutatis mutandis to such Project Area and Project Area Joint Venture.  For greater certainty, deemed and actual Expenditures pertaining to the remaining Property shall not be adjusted as a consequence of the creation of new Joint Venture for the Project Area and further Expenditures incurred on the Project Area shall not be included in any calculation in the remaining Property and Joint Venture.

2

  2.7   Each Party’s Participating Interest in the new Project Area Joint Venture upon its formation shall be initially equal to its Participating Interest in the Joint Venture at such time.   The denominator C under section 2.3 for a new Project Area Joint Venture at it formation shall be the same as the denominator C for the Joint Venture at such time.   Under Falconbridge’s 15% bump-up right, the Participating Interests shall not be adjusted upwards by 15% for Falconbridge and downwards by 15% for Donner until such time that Falconbridge has delivered the Feasibility Study as set out in section 6.  Upon such delivery the denominator C shall be increased by the Expenditures incurred by Falconbridge in carrying-out the Feasibility Study, with the deemed expenditures of each party adjusted to take into account the 15% bump-up of interest by Falconbridge and resulting Participating Interests.

  2.8   In the case of NTI exercising a back-in right in respect of a Project Area comprised of IOL lands, its interest shall be taken pro-rata from Falconbridge and Donner.   For example, if Falconbridge exercised its bump-up right and the resulting Participating Interests were 65/35 Falconbridge/Donner respectively, upon NTI exercising it back-in right, the Participating Interests would be 52/28/20 Falconbridge/Donner/NTI, respectively.   In the event that NTI had exercised its back-in rights to a Project Area and the resulting Participating Interests were 40/40/20 and subsequently Falconbridge exercised its15% bump-up right (15% of 80% - 12%), Falconbridge’s bump-up right pertains to 15% of aggregate Participating Interest of Falconbridge and Donner and the Participating Interests would be 52/28/20 Falconbridge/Donner/NTI, respectively.  Subject to any provisions of the applicable NTI agreement, the denominator C would calculated as set out in section 2.7 and the deemed expenditures of each Party adjusted accordingly to take into account the resulting Participating Interests.

  SECTION 3. - MANAGEMENT COMMITTEE.

  3.1   Establishment. Promptly upon the formation of the Joint Venture, the Parties shall establish the Management Committee. One Representative and one alternate shall be appointed in writing by each Party and re-appointed from time to time.

  3.2   Powers and Obligations. Except as expressly provided otherwise in this Agreement, the Management Committee is empowered to make all strategic and planning decisions regarding the Joint Venture. Accordingly, the Management Committee is responsible for revising, as deemed appropriate, Programs submitted by the Operator, for approving all Programs and for evaluating the results of all Programs.

3

  3.3   Calling of Meetings. Meetings of the Management Committee shall be held at such time, date and place as may be determined by the Operator on at least 20 days notice or as may be determined by the non-Operator on at least 30 days notice. The Representatives may waive the notice period required for any meeting. Any notice must include the time, date, place and agenda of each meeting. On receipt of any such notice, the receiving Party may add any item to the agenda, if the receiving Party notifies the other party of the addition at least 10 days before the meeting. No item which is not on the agenda may be discussed without the consent of the Representatives. Individuals other than the Representatives may attend meetings of the Management Committee with the consent of the Representatives.

  3.4   Attendance at Meeting by Phone. Any Representative may attend a meeting of the Management Committee by telephone or video conference call and such Representative is deemed to be present at such meeting.

  3.5   Quorum at Meetings. The quorum for any meeting of the Management Committee is the one Representative from each of the Parties. If a quorum is not present at the time and place set for a meeting, then the meeting shall be adjourned to the same place and time of the next week. At the continuation of the adjourned meeting the Management Committee may conduct business, if a notice regarding the continuation of the adjourned meeting was sent to the Party whose Representative did not attend the first portion of the meeting. In no other circumstance may business be transacted at a meeting of the Management Committee without a quorum being present.

  3.6   Secretary of Meetings. The Representatives shall appoint a secretary to act as a secretary of the Management Committee at the beginning of each meeting of the Management Committee. Such secretary shall carry out the duties of the secretary of the Management Committee until such secretary's replacement is appointed. The secretary shall prepare and maintain minutes of each meeting of the Management Committee. The secretary shall distribute to the Representatives such minutes, as soon as practicable following each meeting. The secretary shall also maintain, and distribute to the Representatives, copies of all correspondence and instruments received, sent or signed by the Management Committee or the Representatives (when acting in the capacity of a Representative).

  3.7   Making Decisions. All decisions of the Management Committee shall be by majority vote by the two voting Representatives, who shall each have the number of votes equal to such Representative's respective Party's Joint Venture Interest from time to time. In the event of an equality of votes, the Operator's Representative shall have an additional and casting vote. Alternatively, the Management Committee may transact any business by a written instrument signed by a Representative of each Party. Each decision of the Management Committee shall be final and binding on the Parties.

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  3.8    Consent of Management Committee Required. Notwithstanding any term in this Agreement, the Operator shall not take any of the following actions without obtaining the prior written unanimous consent of the Management Committee:

  (a)   create, or permit to remain, any Liens, upon any Joint Venture Asset, except for any Liens which are customary in the circumstances of a mining exploration joint venture;

  (b)   abandon, sell or otherwise dispose of the Property, or any part thereof; or

  (c)   settle any suit, claim or demand with respect to the Joint Venture involving an amount in excess of $50,000.

  Notwithstanding section 3.8(b), the Operator may unilaterally dispose of any part of the Property by giving the non-Operator 60 days written notice of the proposed disposal. On receipt of such notice, the non-Operator may elect to acquire all of that part of the Property subject to the proposed disposal by delivering a notice to the Operator to this effect at least 15 days before the expiry of such 60 day notice period. On receipt of the notice from the non-Operator, the Operator shall promptly transfer the part of the Property subject to the proposed disposal to the non-Operator. The non-Operator shall pay for all transfer costs. Upon completion of the transfer of the part of the Property subject to the proposed disposal to the non-Operator, the part of the Property subject to the proposed disposal will no longer be subject to this Agreement, except that the non-Operator shall indemnify and save harmless the Operator on its own behalf and as trustee for its shareholders, directors, officers, employees, agents, contractors and representatives from and against all suits and other proceedings, claims, demands, damages, liabilities, losses, costs and expenses (including lawyers' fees and disbursements) which the Operator may suffer or incur in respect of the part of the Property subject to the proposed disposal.

  SECTION 4. - THE OPERATOR, ITS POWERS AND OBLIGATIONS.

  4.1   Initial Operator. Upon the formation of the Joint Venture, Falconbridge shall automatically become the first Operator.

  4.2   Resignation and Replacement. The Operator may resign as Operator upon notifying the non-Operator in writing of its resignation at any time after a Program has been approved by the Management Committee but before the commencement of the implementation of such Program, or at any time if no Program is being carried out at that time. The Management Committee shall have the right to appoint a new Operator if:

5

  (a)   the Operator defaults in its obligations as operator hereunder and fails to commence and diligently prosecute measures to remedy such default within thirty (30) days after the non-Operator shall have given written notice to the Operator of such default specifying in such notice the nature of the default;

  (b)   the Joint Venture Interest of the Operator becomes less than fifty percent (50%); or

  (c)   pursuant to section 5.1 of this Schedule C, the Operator fails to submit a Program requiring minimum Expenditures of at least Fifty Thousand Dollars ($50,000) to the Management Committee within six (6) months of the completion of the previous Program.

  Provided however that in the event of the occurrence of (c) above, the non-Operator shall have the right within a period of ninety (90) days of the occurrence of such event to prepare and deliver to the Operator and the Management Committee a copy of a Program requiring minimum Expenditures of at least Fifty Thousand Dollars ($50,000) and to carry out and complete such a Program within a period of one (1) year. Upon fulfillment of the foregoing, the provisions of this section 4.2 and section 5 shall for all purposes of this Agreement apply mutatis mutandis as if for such Program the Operator was the non-Operator and the non-Operator was the Operator. Provided further that notwithstanding the foregoing, Donner so long as it retains at least a fifty percent (50%) interest in the Joint Venture, shall continue to have the right to retain its position as Operator in accordance with this paragraph 4.2 following completion of a Program by the non-Operator.

  On any change or replacement of the Operator, the retiring Operator shall transfer all data, documents, reports, records, accounts, samples and assays in its possession or control, and relating to the Mining Operations or the Property, to the incoming Operator.

  4.3   Powers and Obligations. Subject to the approval of each Program by the Management Committee, the powers and obligations of the Operator shall be as follows:

  (a)   to manage the Joint Venture and conduct, or cause to be conducted, all Mining Operations performed under a Program in a good and workmanlike manner in accordance with good engineering and mining practice and in accordance with the terms of this Agreement;

6

  (b)   to submit each Program to the Management Committee for approval by delivering the Program to the Representatives at least 30 days in advance of the meeting of the Management Committee at which such Program is to be considered;

  (c)   subject to section 3.8 of this Schedule C, to keep the Property in good standing and to pay all applicable payments, fees and taxes, and other similar governmental charges lawfully levied or assessed in respect of the Property, except that the Operator shall not be obliged, however, to make any such payment as long as such payment is being contested in good faith and the non-payment thereof does not adversely affect the Property;

  (d)   subject to sections 7,8 and 9 of this Schedule C, to provide, purchase, lease or rent all plant, buildings, machinery, equipment, tools, appliances, materials, supplies and services required for a Program and to dispose of the same when no longer required or useful for the purposes of the Property and the Joint Venture;

  (e)   to maintain and keep the Joint Venture Assets, or to cause the Joint Venture Assets to be maintained and kept, in good operating condition and repair in accordance with good mining practice;

  (f)   to comply with all applicable statutes, regulations, by-laws, laws, orders and judgments and all directives, rules, consents, permits, orders, guidelines, approvals and policies of any applicable governmental authority affecting the Joint Venture;

  (g)   to obtain and maintain such types and levels of property and liability insurance with respect to the Joint Venture as the Operator shall consider necessary from time to time, such coverage to include the non-Operator as a named insured to the extent of the non-Operator's undivided interest in the Joint Venture from time to time;

  (h)   to require the Operator's contractors and subcontractors to take out and maintain such types and levels of property and liability insurance as the Operator shall consider necessary or advisable from time to time and to comply with the requirements of all applicable unemployment insurance and workers' compensation legislation with respect to work or services to be provided by such contractors or subcontractors;

  (i)   to advise the non-Operator of any accident or occurrence resulting in any material damage to or destruction of any Joint Venture Assets or material harm or injury to any individual;

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  (j)   to keep adequate data, information and records of the Operator's management of the Joint Venture and to keep suitable accounts which reflect all financial aspects of the Joint Venture and once per year to make such available to the non-Operator, at the place designated by the Operator, within 10 days of receipt of a written request for disclosure by the non-Operator;

  (k)   to provide the non-Operator with annual non-interpretive summary reports on the Operator's management of the Joint Venture while active, including an accounting of all Expenditures made by the Operator on such Program;

  (l)   to permit the non-Operator, at the non-Operator's sole risk and expense, access to the Property during normal working hours for the purpose of examining the Mining Operations up to four times per year, within 10 days of receipt of a written request for access by the non-Operator, so long as such access shall not materially interfere with or impair the Operator's Mining Operations; and

  (m)   to have all powers necessary to carry out, or cause to be carried out, all of the Operator's obligations set out in this Agreement and to otherwise carry out, or cause to be carried out, all Programs approved by the Management Committee.

  4.4   Accuracy of information. The Operator, however, makes no representation or warranty whatsoever concerning the accuracy of information supplied pursuant to this Agreement, including in the reports referred to in section 4.3(k). In addition, the Operator makes no representation or warranty whatsoever concerning the location or presence of ores or other valuable materials on or near the Property or the feasibility of any Mining Operations or Commercial Production. The Operator shall have no liability to the non-Operator with respect to the above.

  4.5   Emergencies. In an emergency, the Operator, without the consent of the non-Operator, may take such immediate actions and make such immediate Expenditures as the Operator deems necessary to keep the Property in good standing or for the protection of individuals and/or property. The Operator shall promptly report such emergency actions and Expenditures to the non-Operator by delivering an invoice to the non-Operator. The non-Operator shall pay its share of the Expenditures to the Operator in accordance with section 5.4 of this Schedule C.

  4.6   Contingency Fund. The Operator may establish and administer a contingency fund to be applied by the Operator to satisfy any legal obligations of the Parties respecting a mine maintenance plan or mine closure plan, including obligations for severance pay, pensions, rehabilitation and reclamation work. Each Party shall contribute its proportionate share of such fund based on such Party's Joint Venture Interest at the time of the establishment of the fund (or at the time of the contribution, in respect of subsequent contributions). The Operator shall invest any unused portion of such fund and all income thereon shall accrue in such fund. If the Operator determines that such fund, or any portion thereof, is no longer necessary, the Operator shall make payments to the Parties in proportion to their Joint Venture Interests on the date of such payments.

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  SECTION 5. - PROGRAMS.

  5.1   Contents of Program. The Operator shall prepare a Program and submit such Program budget to the Management Committee for approval by at least September 30 each year. The Management Committee must approve each Program prior to implementation. Each Program shall cover a period of up to 12 months or such other period as the Parties may agree. Each Program must contain:

  (1)   a reasonably detailed outline of all Mining Operations which the Operator contemplates carrying out on the Property and detailing the areas on the Property to be subject to such Mining Operations and the time frame for each of the major elements of the Mining Operations;

  (2)   a reasonably itemized budget, broken down by month, of the projected Expenditures under the Program; and

  (3)   the estimated amount and date of each payment that the non-Operator would have to make to the Operator.

  5.2   Election by non-Operator. The non-Operator may elect, on delivering notice in writing to the Operator within 60 days of the approval of each Program by the Management Committee, to participate in the Program to the extent of the non-Operator's then Joint Venture Interest (but not to any lesser extent).

  5.3   Expenditures Made Proportionately. The Operator shall carry out each Program approved by the Management Committee. The Operator will contribute its proportionate share towards the Expenditures to be made under each Program as set out in section 5.4 of this Schedule C. Each payment by the Operator in respect of an Expenditure will be deemed to be made in proportion to the Parties' Joint Venture Interests, so long as each of the Parties has provided its proportionate share of the funding in respect of the Program.

  5.4   Payments to Operator. If the non-Operator elects to participate in a Program, the Operator may submit a cash call invoice to the non-Operator up to 90 days preceding each three month period in which Expenditures are to be made under a Program. The invoice must set out the estimated Expenditures under the Program for such three month period, multiplied by the non-Operator's Joint Venture Interest. Within 30 days of receipt of such invoice, the non-Operator shall pay the Operator the invoice amount. The Operator may also submit other invoices relating to reconciliations, bills, accounts or other requests for payment in respect of any Expenditures made by the Operator under a Program or otherwise in accordance with this Agreement. Such invoice must set out the total amount involved, multiplied by the non-Operator's Joint Venture Interest. Within 30 days of receipt of such invoice, the non-Operator shall pay the Operator the invoice amount. If the non-Operator fails to make any payment to the Operator under this section 5.4 of this Schedule C within any applicable 30 day payment period, the non-Operator shall make such payment together with an interest payment, calculated at the rate equal to the annual rate of interest announced from time to time by the Canadian Imperial Bank of Commerce as its reference rate then in effect for determining interest rates on Canadian dollar commercial loans in Canada (commonly known as its prime rate), plus 10%, for the period commencing on the expiry of such 30 day payment period and terminating on the date that full payment is made. If the non-Operator fails to make full payment, including in respect of interest, to the Operator within 60 days of the expiry of the applicable 30 day payment period, section 5.6 of this Schedule C applies.

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  5.5   Failure to Participate. If either Party does not elect to participate in a Program, its interest shall be diluted in accordance with section 2.2 of this Schedule C.

  5.6   Failure to Make Payment by non-Operator. If the non-Operator fails to make a required payment within the 60 day period referred to in section 5.4 of this Schedule C, the non-Operator's Joint Venture Interest shall be automatically extinguished and converted to a 1% Royalty if the Property is brought into Commercial Production by the Operator. The Joint Venture is automatically terminated upon such conversion.

  5.7   Failure to Spend at Least 80% of Budget. If the non-Operator does not elect to participate in a Program and the Operator does not make Expenditures under the Program at least equal to 80% of budgeted Expenditures, the non-Operator shall not have its Joint Venture Interest reduced in accordance with section 2.2 of this Schedule C if the non-Operator promptly pays the Operator, following the completion of such Program, an amount equal to the total Expenditures made under such Program, multiplied by the non-Operator's Joint Venture Interest, determined at the commencement of such Program.

  5.8   Expenditures More Than 20% Above Budget. Expenditures made by the Operator exceeding the Expenditures contemplated by the Program by less than 20% will be funded by the Parties in proportion to their Joint Venture Interests. Expenditures made by the Operator exceeding the Expenditures contemplated by the Program by more than 20% will be funded solely by the Operator, unless otherwise agreed by the Parties in writing. Unless otherwise agreed by the Parties in writing, any such payments exceeding the Expenditures contemplated by the Program by more than 20% which are made by either the Operator or the non-Operator will not form part of the calculations used to determine the Joint Venture Interests of the Parties in accordance with section 2.2 of this Schedule C.

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  5.9   Return of Surplus Monies. If, after completion of any Program, the Operator is in possession of any moneys contributed by the non-Operator and which, in the Operator's opinion, are not required for the discharge of obligations relating to such Program, the Operator shall repay such moneys to the non-Operator.

  5.10   Failure to Submit Program to Management Committee. If the Operator does not submit a Program for Mining Operations involving Expenditures of at least $50,000 to the Management Committee for approval within a period of at least 12 months from the date of completion of the last Program, then the non-Operator may propose a Program for Mining Operations to the Management Committee for an amount not less than $50,000. If the non-Operator makes such a proposal and the Program is approved by the Management Committee, the Operator shall carry out such Program and fund its proportionate share. If the Management Committee does not approve such Program, the non-Operator may, notwithstanding section 4.2 of this Schedule C, become the Operator and carry out the Program. Following the completion of such Program section 4.2 of this Schedule C shall apply once again.

  SECTION 6. - FALCONBRIDGE’S BUMP-UP RIGHT.

  Provided Falconbridge has at least a 35% interest in the Joint Venture, it shall have the right to earn an additional 15% interest in a Project Area within the Property at any time by electing to be responsible for and carrying out a Feasibility Study. Expenditures relating to the Feasibility Study shall be the responsibility of Falconbridge. Upon delivery of the Feasibility Study to Donner, Falconbridge shall have earned its additional 15% Joint Venture Interest. Falconbridge may elect not to continue with its bump-up right, provided that Falconbridge will not receive any credit for its Expenditures related to the Feasibility Study.

  SECTION 7. - DEALINGS WITH AFFILIATES.

  Any Joint Venture Assets that the Operator may purchase, lease or rent from an Affiliate shall be purchased, leased or rented at fair market value. The cost of all work which the Operator may contract to an Affiliate shall be equal to the fair market value of such work. Any Joint Venture Assets that the Operator may sell or otherwise dispose of to an Affiliate shall be sold or otherwise disposed of at fair market value. The Operator shall pay the net proceeds received in respect of such Joint Venture Assets, if any, to the Parties in proportion to their respective Joint Venture Interests. The Operator shall give the non-Operator written notice of any significant transaction with an Affiliate and the non-Operator may, at any time within 12 months after it has received such notice, dispute whether such transaction was at fair market value.

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  SECTION 8. - USE OF SURPLUS JOINT VENTURE ASSETS.

  The Operator may use any Joint Venture Assets which are no longer required for the Joint Venture for such other purposes and on such terms as the Operator may from time to time determine. The Operator shall pay the net proceeds received in respect of such Joint Venture Assets, if any, to the Parties in proportion to their respective Joint Venture Interests. If such surplus Joint Venture Assets are used by the Operator, outside the scope of the Joint Venture, or are used by an Affiliate of the Operator, outside the scope of the Joint Venture, then the net proceeds in respect of such use shall be deemed to be an amount equal to what could be obtained from an arms-length third party.

  SECTION 9. - DISPOSITION OF SURPLUS JOINT VENTURE ASSETS.

  Subject to section 13.2, the Operator may from time to time sell or otherwise dispose of such part of the Joint Venture Assets as are no longer required for Joint Venture operations. The Operator shall pay the net proceeds received in respect of such Joint Venture Assets, if any, to the Parties in proportion to their respective Joint Venture Interests.

  SECTION 10. - INSURANCE PROCEEDS.

  The Operator shall apply, to the extent determined by the Operator, any insurance proceeds received by the Operator in respect of any loss or damage to Joint Venture Assets towards the repair or replacement of the lost or damaged Joint Venture Assets. The Operator shall pay the remaining proceeds received in respect of such Joint Venture Assets, if any, to the Parties in proportion to their respective Joint Venture Interests.

  SECTION 11. - SETTLEMENT PAYMENTS.

  All losses, costs, expenses, claims or damages, including legal fees and disbursements, net of any insurance proceeds, incurred and paid by the Operator in settlement of any loss, cost, expense, claim, damage, judgment or similar matter (including a payment made, or an action taken, by the Operator as a result of an action of a governmental agency) shall constitute an Expenditure made by the Operator under the applicable Program. In addition, the non-Operator, in proportion to its Joint Venture Interest calculated on the date that the initial liability was incurred which gives rise to this indemnification obligation, shall indemnify and hold harmless the Operator for any loss, cost, expense, claim or damage, including legal fees and disbursements, suffered or incurred by the Operator in respect of a third party claim (including an action of a governmental agency which results in a payment made, or an action taken, by the Operator), except to the extent that such claim arose from the gross negligence or willful misconduct of the Operator.

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  SECTION 12. - LIABILITY OF OPERATOR.

  The Operator shall not be liable to the non-Operator for any loss, cost, expense, claim or damage, including legal fees and disbursements, (including a payment made, or an action taken, by the Operator as a result of an action of a governmental agency) except to the extent that such loss, cost, expense, claim or damage is attributable to the gross negligence or willful misconduct of the Operator. In no event (including fundamental breach) shall the Operator be liable to the non-Operator for any indirect, special or consequential damages (including for loss of goodwill, loss of actual or anticipated profits or other economic loss), even if the Operator has been advised of the potential for such damages.

  SECTION 13. - NO PARTITION.

  No Party may seek or obtain partition of any of the Joint Venture Assets, including the Property, or any interest therein whether by way of physical partition, sale or otherwise. No statute, regulation or law providing for partition, or partition and sale, shall apply to any of the Joint Venture Assets.

  SECTION 14. - NO RESTRICTION ON OTHER ACTIVITIES.

  Each Party has the unrestricted right to engage in, and receive the full benefit of, any activity outside the scope of the Joint Venture, without consulting with, or accounting to, the other party, or permitting the other party to participate in such activity.

  SECTION 15. - TERMINATION.

  If the Parties agree to terminate the Joint Venture, the Operator may take any actions necessary or desirable to wind up the Joint Venture. All costs, charges and expenses of winding up the Joint Venture (including in respect of any reclamation) shall be for the account of the Joint Venture and the Parties shall divide the Joint Venture Assets in proportion to their Joint Venture Interests, although any loans advanced to the Joint Venture by a Party shall be satisfied before any other distribution of assets is made to the Parties. Once the said costs, charges and expenses have been paid in full, the Operator may sell the Joint Venture Assets (with the prior approval of the non-Operator, where Joint Venture Assets are sold for a total amount of in excess of $100,000) or distribute the Joint Venture Assets to the Parties in kind.

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  SECTION 16 - WITHDRAWAL FROM JOINT VENTURE.

  16.1   Right of Withdrawal and Mechanics. Either Party may, at any time during the Joint Venture, voluntarily withdraw from the Joint Venture (the "Withdrawing Party") and forfeit its interest in and to the Property and its rights under this Agreement by giving written notice of such withdrawal to the other Party (the "Remaining Party"). The notice must indicate an effective date for such withdrawal which may not be earlier than 90 days after receipt of such notice. The effects of the delivery of such notice are set out below.

  (a)   The Withdrawing Party shall:

  (1)   remain liable for its share, based on its Joint Venture Interest, of all costs, expenses and obligations arising out of operations conducted before the effective date of the withdrawal;

  (2)   secure by way of a letter of credit, or otherwise to the satisfaction of the Remaining Party, its share, based on its Joint Venture Interest, of the costs of reclaiming the Property, as estimated at the effective date of the withdrawal considering all applicable statutes, regulations, by-laws, laws, orders and judgments and with all directives, rules, consents, permits, orders, guidelines, approvals and policies of any governmental authority;

  (3)   continue, for a period of three years after the effective date of the withdrawal, to be bound by section 11;

  (4)   execute and deliver such documents as may be necessary to transfer the Property to the Remaining Party;

  (5)   remove, within 12 months of the effective date of the withdrawal, all buildings, machinery, equipment and supplies brought upon the Property by the Withdrawing Party that are not Joint Venture Assets; and

  (6)   not be entitled to any royalty under this Agreement.

  (b)   The Remaining Party shall become the owner of 100% of the Withdrawing Party's interest in and to the Property as of the effective date of the withdrawal.

  (c)   The Joint Venture shall be terminated and the Management Committee shall be terminated, as of the effective date of the withdrawal.

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  16.2   Right of Remaining Party to Withdraw. Upon receipt by the Remaining Party of a notice of withdrawal, the Remaining Party may give notice to the Withdrawing Party prior to the effective date of the withdrawal electing to join in the withdrawal ("Joint Withdrawal"). In such case, the Joint Venture shall be terminated in accordance with section 15 of Schedule C.

  SECTION 17 - TREATMENT FACILITIES

  Off-Take Right.  Falconbridge will have the following right and option in respect of all products derived from the Property:

  (a)   To designate the facilities at which all concentrates will be smelted and refined, at market rates, with the right to market the resulting product at freight costs no more than shipping to Sudbury; or.

  (b)   To purchase all of the concentrates or other such mineral products produced from the Property, such right to purchase arising with respect to each (12) month period of commercial operation, or such shorter period, as the case may be.  The purchase price for the quantity of concentrate shall be determined by good faith negotiation between the parties with due regard to the competitive purchase terms then representative for any such transaction between arms-length parties.

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  SCHEDULE D - ROYALTY TERMS

  NET SMELTER RETURN ROYALTY

  1.   For the purposes of this Agreement the term "Net Smelter Returns" shall mean the actual proceeds received from any independent custom smelter, mill, mint or other purchaser for the sale of all minerals, metals or concentrates extracted and derived from the ore mined from the Property after deducting therefrom all charges and penalties for smelting and refining and the cost of transportation (to the mill or smelter and thereafter to the mint), insurance premiums, sampling and assaying charges incurred after the minerals, metals or concentrates have left the Property and all appropriate mint charges.

  2.   Within ninety (90) days following the end of each calendar quarter, commencing with the quarter in which the Property is brought into Commercial Production, the Operator shall deliver to the non-operator a statement of the Net Smelter Returns for the said calendar quarter, duly certified by an independent Chartered Accountant appointed by the Operator for such purposes, together with payment of the royalty, if any, determined as aforesaid. If the amount of Net Smelter Return is not ascertainable for a calendar quarter, it shall be estimated as nearly as possible at the time for payment and an adjustment shall be made at the end of each calendar year. The non-operator shall have the right within a period of three (3) months from receipt of the audited statements to conduct an independent audit at its own cost and expense, the right to review the Operator's books and records relating thereto and an opportunity to discover issues raised with the Operator's auditors.
  3.   If any portion of the minerals, metals or concentrates extracted and derived from the ore mined from the Property are sold to a purchaser owned or controlled by the Operator or treated by a smelter owned or controlled by the Operator, the actual proceeds received shall be deemed to be an amount equal to what could be obtained from a purchaser or a smelter not so owned or controlled in respect of minerals, metals or concentrates, as applicable, of like quality and quantity, after deducting therefrom a charge equal to the transportation cost which would have been incurred had the material been transported to such third party purchaser or smelter.

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